Exhibit 10.1
TERMINAL SERVICES AGREEMENT

This Terminal Services Agreement ("Agreement") is dated November 1, 2020 by and between, with respect to each respective Terminal set forth on Schedule I, the party identified as “Customer” with respect to such respective Terminal as set forth on Schedule I (such party, as applicable to the respective Terminal, a “Customer”), and the party identified as “Terminal Owner” with respect to such respective Terminal as set forth on Schedule I (such party, as applicable to the respective Terminal, a “Terminal Owner”).

WHEREAS, Customer and Terminal Owner are parties to an agreement whereby Terminal Owner operates the Terminal or otherwise provides certain terminal services for Customer at the respective Terminal (“Original Agreement”); and

WHEREAS, Customer and Terminal Owner desire to enter into this Agreement to supersede and terminate the Original Agreement with respect to the respective Terminal as specifically provided herein.

NOW, THEREFORE, for and in consideration of the forgoing and mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Customer and Terminal Owner hereby agree as follows:

ARTICLE 1

DEFINITIONS
1.1    Definitions. Capitalized terms used herein shall have the definitions set forth on Schedule 1.1.

1.2    Interpretation. In this Agreement, unless the context clearly indicates otherwise: (a) words used in the singular include the plural, and words used in the plural include the singular; references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (b) any reference to any gender includes the other gender; (c) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; ( d) any reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (e) the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (f) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time; (g) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; (h) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including"; (i) any references to Services to be provided by Terminal Owner to, or directed by, Customer hereunder shall be deemed to mean Services provided to or, as applicable, directed by "Customer and its designated Affiliates and third party customers"; (j) any references to Customer's Products or the Products owned by Customer hereunder shall be deemed to mean the Products owned by "Customer or its designated Affiliates or customers"; and (k) the language of this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party.

ARTICLE 2

TERM

2.1    Term. This Agreement shall commence on the Effective Date and continue for an initial term ending on the date provided on Schedule I for the respective Terminal (the "Initial Term"), and may be extended for one or more renewal terms for the respective Terminal as provided on Schedule I (each an "Extension Period"). The Initial Term and any Extension Period shall be collectively referred to as the "Term".

2.2    Removal of Products upon Termination.

(a)    Removal Process. Customer, at its own expense, shall make arrangements for the removal of its Products from the respective Terminal and Terminal Owner shall remove and redeliver Customer's Products in accordance with Customer's written instructions no later than the effective date of the termination or expiration of this Agreement as to the respective Terminal, provided that Terminal Owner may, in its sole discretion, agree in writing to extend the time for such removal (the "Removal Deadline"). Customer shall reimburse Terminal Owner for any expenses reasonably incurred by Terminal Owner in removing Customer's Products from the Terminal, including any expenses reasonably incurred by Terminal Owner for cleaning, degassing or otherwise preparing the tanks and the removal, processing, transportation or disposal of all waste generated from the storage of Customer's Products at such Terminal.

(b)    Failure to Remove. If by the Removal Deadline Customer's Products have not been removed from the respective Terminal, except to the extent any delay in removal is caused by Terminal Owner, then in addition to any other rights Terminal Owner may have under this Agreement:

(i) Customer shall remain obligated to perform all of the terms and conditions set forth in this Agreement as to the respective Terminal; and

(ii) Terminal Owner shall have the right to take possession of such Products and sell them in public or private sales. In the event of such a sale, Terminal Owner shall withhold from the proceeds therefrom all amounts owed to it hereunder and all reasonable expenses of sale (including any expenses incurred by Terminal Owner for cleaning, degassing or otherwise preparing the tanks, the removal, processing, transportation or disposal of all waste generated from the storage of Customer's Products, and reasonable attorneys' fees and any amounts necessary to discharge any and all liens against the Products). The balance of the proceeds, if any, shall be remitted to Customer.

ARTICLE 3

SERVICES

3. l    Facilities and Services.

(a)    Terminal Facilities and Services. Terminal Owner will perform or cause to be performed terminal services for Customer, including the receipt, storage, transshipment, blending, additization, handling and redelivery of Products, as well as ethanol denaturing and other services as mutually agreed to by the Parties, pursuant to the applicable terms and conditions of this Agreement (the "Services") at the respective Terminals provided on Schedule I. Except as expressly set forth herein, Terminal Owner shall provide or cause to be provided the labor and supervision necessary to perform all Services, and Terminal Owner shall provide and maintain or cause to be provided or maintained the equipment necessary to perform the Services. All such Services performed by Terminal Owner shall be performed in a good and workmanlike manner consistent with good industry practice and in compliance with all Laws.

3.2    Receipt of Product by Terminal Owner. Delivery to Terminal Owner of Products for terminalling hereunder will vary by the respective Terminal and shall be via pipeline, truck, rail, or marine vessel, as applicable.

3.3    Redelivery of Product by Terminal Owner. Redeliveries of Customer's Products hereunder will vary by the respective Terminal and shall be via pipeline, truck, rail, or marine vessel, as applicable. Customer shall direct Terminal Owner's redelivery of Customer's Products from the respective Terminal. Terminal Owner shall segregate Products as directed by Customer and limit or cease delivery of Products to Customer's customers as may be directed by Customer from time to time; provided that any terminal modifications, improvements or other projects required to segregate Products as directed by Customer shall be subject to Section 5.6.

3.4     Measurements.

(a)    Receipts from and Redeliveries into Pipelines. Measurement of quantities of Product delivered from or into pipelines shall be by the applicable pipeline's meters. If a meter is not present at the respective Terminal, measurement of quantities of Product delivered from or into pipelines shall be by tank gauges.

(b)     Receipts from and Redeliveries into Transport Trucks. Measurement of quantities of Product received from transport trucks shall be determined by the applicable bill of lading. Measurement of quantities of Product delivered into transport trucks shall be by Terminal Owner's loading rack meters.

(c)     Receipts from and Redeliveries into Rail. Measurement of quantities of Product received from rail shall be determined by a product transfer document (“PTD”). Measurement of quantities of Product delivered into rail shall be determined by Terminal Owner's loading rack meters. If a meter is not present at the respective Terminal, measurement of quantities of Product delivered into rail shall be by tank gauges.

(d)     Receipts from and Redeliveries into Marine Vessels. Volumes of Product received or delivered hereunder from marine vessels shall be determined by gauging Terminal Owner's shore tanks before and after each such receipt or delivery. Customer, at its option, may have a representative or independent inspector present to witness the gauging of Terminal Owner's tanks and Terminal Owner shall provide reasonable advance notice to Customer of any such gauging. If Customer fails to have a representative or independent inspector present, the measurements taken by Terminal Owner's representative shall be deemed correct.

(e)     Temperature Correction. All measurements of Product volumes hereunder shall be corrected to 60 degrees Fahrenheit in accordance with methods and procedures as specified in the American Petroleum Institute's Manual of Petroleum Measurements Standards, Chapter 11 Physical Properties Data.

(f)     Meter Maintenance and Calibration. Terminal Owner shall maintain seals on its meters, and shall test and calibrate its meters or cause such to be done in accordance with methods and procedures specified in the National Institute of Standards and Technology Handbook 44 and in accordance with individual state weights and measurements requirements. Promptly following any such test, Terminal Owner shall restore or cause to be restored to a condition of accuracy any meter found to be inaccurate. Terminal Owner shall test and calibrate all thermal measurement devices as often as necessary, and promptly following any such test, shall restore or cause to be restored to a condition of accuracy any thermal measurement devices found to be out of acceptable tolerance. Upon request by Customer, Terminal Owner shall give notice to Customer of the next meter calibration for each request in order that Customer may have a representative present.

3.5    Additive Injection Services.

(a)      Additive Services. Customer may direct Terminal Owner to inject additives into Products as a part of the Services hereunder. Fees for additive injection-related Services performed at each respective Terminal are included in the Base Throughput Fee per Barrel set forth in Schedule 5.1. In addition, Customer shall reimburse Terminal Owner for the costs (including shipping, delivery and other ancillary costs) of all additives Terminal Owner injects or blends into volumes tendered by or on behalf of Customer at each of the Terminals provided on Schedule 3.5(a).

(b)    Additive Equipment. Customer may request Terminal Owner to provide Services utilizing any additive equipment in service at the respective Terminal as of the Effective Date. If Customer requests Services requiring additional equipment to inject gasoline or distillate additives at the respective Terminal, such equipment shall be installed by Terminal Owner at Customer's expense pursuant to Section 5.6(a). Terminal Owner shall own and maintain any such additional equipment.

(c)     Additive Blending. Terminal Owner shall be responsible for providing the generic additives, including, lubricity, conductivity, detergents, dyes and additives that it desires to be injected into the Products at the respective Terminal. Terminal Owner shall manage the inventory of Customer additives utilized hereunder at the respective Terminal; provided that, with respect to additives to be blended where Customer requests Terminal Owner to blend non-Customer additives, Terminal Owner's inventory management obligations for such additives shall be limited to providing monthly reports of such additive volumes. Terminal Owner shall inject additives into the Products as directed by Customer. Customer shall provide to Terminal Owner the appropriate treat rates for the proprietary additives. Customer shall update fuels registrations to include such additives to be used at the respective Terminal with the United States Environmental Protection Agency. Terminal Owner shall place sufficient additive into Products delivered to Customer so as to comply with applicable

Laws and Product specifications. For any delivery of Products blended with additive, Terminal Owner shall provide a PTD stating that the gasoline contains additive in accordance with applicable Laws. In the event that Terminal Owner's automatic equipment should break down such that additive is not automatically added to a load of gasoline for Customer, Terminal Owner shall, to the extent permitted by Law, use commercially reasonable efforts to manually additize the load so that the delivered Product receives enough additive to meet the lowest additive concentration as registered with the United States Environmental Protection Agency, or higher concentrations as directed by Customer. Terminal Owner shall keep accurate records of any such manual additization.

3.6     Blending Services.

(a)Renewable Blending. Customer may direct Terminal Owner to blend ethanol, biodiesel, biomass-based diesel or renewable diesel with any Products as a part of the Services hereunder. Subject to Section 3.6(b), Terminal Owner shall provide or cause to be provided at each applicable Terminal blending services utilizing equipment including tanks, pumps, piping, and other equipment (the "Blending Equipment") necessary to blend ethanol, biodiesel, bio-mass based diesel and renewable diesel into Products. Customer shall be responsible for providing all of the ethanol, biodiesel, bio-mass based diesel and renewable diesel that it desires to be blended with Products at a Terminal. Terminal Owner shall blend ethanol, biodiesel, biomass-based diesel and renewable diesel into the Products as directed by Customer. Terminal Owner shall provide a PTD with information about the blending of ethanol, biodiesel, biomass-based diesel or renewable diesel as directed by Customer, in addition to language required by applicable Laws. Terminal Owner shall also provide services with respect to in-tank denaturing of ethanol as a part of the Services hereunder. Fees for blending-related Services performed at each respective Terminal are included in the Base Throughput Fee per Barrel set forth in Schedule 5.1.

(b)      Blending Equipment. Customer may request Terminal Owner to provide Services utilizing any Blending Equipment in service at the applicable Terminal as of the Effective Date. If Customer requests Services requiring additional equipment to blend Products at the applicable Terminal, such equipment shall be installed by Terminal Owner at Customer's expense pursuant to Section 5.6(a) subject to Terminal Owner's consent, such consent not to be unreasonably withheld, conditioned or delayed. Terminal Owner will own and maintain any such additional equipment and such equipment shall be deemed "Blending Equipment" for purposes of this Agreement. Terminal Owner shall maintain and operate all Blending Equipment in accordance with customary industry standards, including all required reporting and record keeping required by Law.

3.7     Terminal Automation System and Reports. Terminal Owner shall utilize a terminal automation system (the "TAS") to track Product receipts and deliveries for Customer and its customers as directed by Customer. Terminal Owner shall generate and provide to Customer daily stock, tank inventory, receipt, delivery, bulk transfer and additive reports at each end-of-day close of inventory. Terminal Owner shall also furnish a Monthly Terminal inventory report. Customer shall have the right, upon reasonable notice and during ordinary business hours, to audit the previous twelve months' inventories of Customer and its customers' Product in storage at the Terminals and the data supporting such inventories.

3.8     Hours of Operation. Except as otherwise set forth in this Agreement, Terminal Owner shall operate and maintain the respective Terminal on a continuous basis, 24 hours per day, 7 days per week and in accordance with the terms and provisions of this Agreement. Customer acknowledges a Terminal may be monitored remotely through the Central Monitoring Desk.

3.9     Planned and Unplanned Downtime. Terminal Owner shall notify Customer in writing 2 weeks or as soon as reasonably possible under the circumstances in advance of any 2-hour planned downtime and 3 weeks or as soon as reasonably possible under the circumstances in advance of any planned downtime expected to last 24 hours or more; provided that, notwithstanding the foregoing, Terminal Owner shall notify Customer as early as reasonably possible for any planned downtime expected to last for an extended duration. Terminal Owner shall notify Customer as soon as reasonably possible in the event of any unplanned downtime if the duration is expected to last 2 or more hours. Terminal Owner shall promptly notify Customer of any Terminal restart following planned or unplanned downtime.

3.10     Terminal Access. Customer shall cause all authorized carriers, including carriers authorized pursuant to a Customer Third Party Contract, to (a) maintain with Terminal Owner a fully executed terminal access agreement, the form of which shall be reasonably determined by Terminal Owner, (b) be in compliance with all insurance requirements set forth in such terminal access agreement prior to entering the facility, (c) observe and comply with Terminal Owner's policies, rules and regulations governing truck loading and safety at the Terminal, and (d) ensure such carrier's equipment meets all minimum requirements as specified by Terminal Owner from time to time with respect to loading Products at the applicable Terminal. Terminal Owner shall have the right to take reasonable action regarding non-compliance by any such carriers consistent with Terminal Owner's policies, rules and regulations governing truck loading and safety or deficient equipment, including refusal to grant access to the applicable Terminal. Terminal Owner shall provide Customer with all applicable written policies, rules and regulations upon Customer's written request.

3.11     Inspection and Vetting. Customer may review and inspect all (a) safety, storage, and containment procedures and facilities; (b) product quality-related programs, procedures and processes; and ( c) health, environment, safety and security programs, procedures and processes, in each case of the foregoing (a), (b) and (c), at the Terminals, including the review of Terminal Owner's insurance policies. If the Terminal is not in compliance with generally-accepted industrial standards, Customer's then current vetting program or applicable Laws, and Terminal Owner fails to correct any deficiency identified by Customer to Customer's satisfaction within 30 days of being notified of such deficiency, Customer may terminate this Agreement as to such non-compliant Terminal. Customer shall provide a copy of its then current vetting procedures to Terminal Owner upon Terminal Owner's written request.

3.12     Public Use. This Agreement is made as an accommodation to Customer. In no event shall Services provided by Terminal Owner be deemed to be those of a public utility or a common carrier. If any action is taken or threatened by any Governmental Authority to declare the Services provided by Terminal Owner hereunder to be those of a public utility or a common carrier, in that event, at the option of the Terminal Owner and upon Customer's receipt of Terminal Owner's notice, Terminal Owner and Customer shall negotiate in good faith to restructure and restate this Agreement or, in the event the Parties are unable to reach an agreement following such good faith efforts, Terminal Owner may terminate this Agreement on the effective date of such action as to any affected Terminal or Services.

3.13     Customer Third Party Contracts. Customer may contract with third Persons for the provision of Services at each respective Terminal (any such contract, a "Customer Third Party Contract") and Terminal Owner shall provide such Services as directed by Customer.

3.14. Terminal Owner Third Party Contracts. Terminal Owner may contract with third Persons for the provision of Services at each respective Terminal (any such contract, a “Terminal Owner Third Party Contract”). Terminal Owner shall not make any commitments to such third Persons that would interfere with the ability of Customer to throughput the Minimum Terminal Volume Commitment or store the Monthly Storage Commitment. Terminal Owner shall be required, to the extent Customer desires to utilize any then-available throughput or storage capacity at a Terminal, to prioritize Customer’s utilization of such throughput or storage capacity over third Persons.

3.15     Services at Newly Acquired Terminals. Terminal Owner and its Affiliates may not offer or enter into any agreement with any Person other than Customer with respect to Services in connection with any terminal that is subsequently acquired by Terminal Owner or its Affiliates without first offering to Customer the opportunity to procure such Services at such subsequently acquired terminal from Terminal Owner; provided, however, this Section 3.15 shall not apply to any offer made or agreement entered into or assumed as a part of and concurrently with the closing of such terminal acquisition. If Customer indicates its intent to exercise its rights pursuant to this Section 3.15, within 20 days of receipt of Terminal Owner's written notice, the Parties shall amend this Agreement as appropriate, including any amendments necessary to reflect any additional Terminals, new or modified Minimum Terminal Volume Commitment, new or modified Monthly Storage Commitment and new or modified Fees. If Customer waives or fails to indicate its intent to exercise its rights pursuant to this Section 3.15 within 20 days of receipt of Terminal Owner's written notice, Terminal Owner may, for the next 90 days, proceed with negotiations and enter into an agreement with any third Person with respect to the provision of Services in connection with such subsequently acquired terminal. If no such contract with a third Person is consummated during such 90 day period, the terms and conditions of this Section 3.15 shall again become effective as to procurement of Services at such subsequently acquired terminal.

3.16    Suspension of Refinery Operations.

(a)     In the event that Customer decides to permanently or indefinitely suspend, in full or in part, refining operations at Customer’s St. Paul Park, Minnesota refinery, Gallup, New Mexico refinery, El Paso, Texas refinery, Salt Lake City, Utah refinery, or Mandan, North Dakota refinery, for a period that shall continue for at least 12 consecutive Months, Customer may provide written notice to Terminal Owner of Customer's intent to terminate or proportionately reduce, as applicable, that part of this Agreement relating to the affected Terminals or other facilities at the end of such 12-Month period (the "Suspension Notice"). Such Suspension Notice shall be effective upon the expiration of the 12-Month period following the date such notice is sent (the "Notice Period"). If, however, Customer provides notice to Terminal Owner, more than two Months prior to the expiration of the Notice Period, of its intent to resume operations at the applicable Customer refinery or portion thereof, then the Suspension Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

(i) During the Notice Period:

(x) Terminal Owner may provide Services utilizing the affected Terminals pursuant to one or more Terminal Owner Third Party Contracts without the consent of Customer; and

(y) Customer's Minimum Terminal Volume Commitment and Monthly Storage Commitment at the affected Terminals shall be reduced to the extent of third party usage of such capacity provided that Customer shall still have access on a priority basis to the extent there is available capacity.

(b)    In the event that Customer decides to permanently or indefinitely suspend, in full or in part, refining operations at Customer’s Anacortes, Washington refinery, Los Angeles, California refinery, or Kenai, Alaska refinery, this Agreement shall continue in full force and effect regardless of whether Customer decides to permanently or indefinitely suspend refining operations at such Customer refinery for any period. If refining operations at such Customer refinery are suspended for any reason (including refinery turnarounds and other scheduled maintenance), then Customer shall remain liable for all amounts due and owing under this Agreement for the duration of the suspension.

ARTICLE 4

MINIMUM VOLUME COMMITMENTS

4. l    Monthly Volume Commitment.

(a) Commitment. During each Month, Customer shall tender the respective volumes of Products identified by Month for each Terminal in Schedule 5.1 (each a "Minimum Terminal Volume Commitment") for redelivery (including transshipments but excluding Transmix) at each Terminal.

(b)      Third Party Throughput Credit. If a third Person throughputs volumes pursuant to a Customer Third Party Contract, such volumes shall be applied to the applicable Minimum Terminal Volume Commitment for each such Terminal. If a third Person throughputs volumes pursuant to a Terminal Owner Third Party Contract, such volumes shall not be applied to the applicable Minimum Terminal Volume Commitment for each such Terminal.

4.2     Partial Period Proration. If this Agreement is terminated on any day other than the last day of a Month, then any calculation determined with respect to a Month will be prorated by a fraction, the numerator of which is the number of days in that part of the Month ending on the date of such termination and the denominator of which is the number of days in the Month.

4.3     Special Provisions Relating to Minimum Volume Commitments.

(a) Force Majeure Events. At the conclusion of a Force Majeure event lasting longer than 7 days, the applicable Minimum Terminal Volume Commitments at affected Terminals with respect to each Month in which the suspension due to the Force Majeure event remained in effect at such Terminals shall be ratably reduced to reflect such suspension; provided, however, that in the event of a Force Majeure event affecting Customer and not Terminal Owner (a "Customer Force Majeure") such ratable reduction of the applicable Minimum Terminal Volume Commitments shall be limited to the lesser of (i) the actual ratable reduction or (ii) a 5% reduction for the duration of such Customer Force Majeure.

(b) Action by Governmental Authorities and Landowners. If Terminal Owner's use of all or part of a Terminal for the provision of Services is restrained, enjoined, restricted or terminated by any Governmental Authority, any right of eminent domain or the owner of leased land (in each case, other than a Force Majeure event), Terminal Owner, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Customer and the applicable Minimum Terminal Volume Commitments shall be proportionately reduced to the extent that Terminal Owner's use of the Terminal is so restrained, enjoined, restricted or terminated.

(c)Other Loss of Available Capacity. If, for any reason not otherwise covered pursuant to Section 4.3(a) or Section 4.3(b), the average daily capacity of a Terminal for any Service provided during a given Month is less than the applicable Minimum Terminal Volume Commitments for such Month, or if the capacity of a Terminal for any Service is required to be allocated among third Persons with the result that the average daily capacity of the Terminal available for any Service during a given Month is less than the applicable Minimum Terminal Volume Commitments for such Month, then such Minimum Terminal Volume Commitments for the applicable Month shall be reduced to equal the average daily capacity available to Customer during such Month.

ARTICLE 5

COMPENSATION AND PAYMENT

5.1    Fees. In consideration of the Services performed by Terminal Owner hereunder, Customer shall pay Terminal Owner the following fees (collectively, the "Fees"):

(a)Base Throughput Fee. The base throughput fee for each corresponding Terminal set forth on Schedule 5.1 (each a "Base Throughput Fee") shall apply to actual volumes of Customer's Products (excluding Transmix) redelivered. The Base Throughput Fee shall be charged on a per Barrel basis measured at the redelivery point and is inclusive of all Services, except storage at the Terminals.

(b)    Shortfall Payment.

(i)
For Terminals not part of a Terminal Complex, if, during any Month during the Term, Customer throughputs volumes less than the Minimum Terminal Volume Commitment for a Terminal, then Customer shall owe Terminal Owner a shortfall payment equal to the Terminal’s Base Throughput Fee, multiplied by the Monthly shortfall for the Terminal (“Terminal Shortfall Payment”). The dollar amount of any Terminal Shortfall Payment owed by Customer shall be posted as a credit to Customer’s account and may be applied against any Excess Amounts owed by Customer for such Terminal during any of the succeeding shortfall credit carry-forward period applicable to the Terminal as provided on Schedule 5.1 (the “Shortfall Credit Carry-Forward Period”). Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not used by Customer during the Shortfall Credit Carry-Forward Period on Schedule 5.1 shall expire (e.g., a credit that accrues at a Terminal in January with a three month Shortfall Credit Carry-Forward Period is available to be applied to Terminal Excess Amounts in February, March and April, and will expire at the end of April, and must be applied prior to applying any credit which accrues in February). Credits accrued at a Terminal under the Original Agreement but not applied or expired as of the Effective Date hereof can be applied to any Excess Amounts in accordance with the Month the credit was accrued and will expire based on the Shortfall Credit Carry-Forward Period provided on Schedule 5.1.

(ii)
If, during any Month during the Term, Customer throughputs volumes less than the Minimum Terminal Volume Commitment for aggregate volumes for a Terminal Complex for such Month, then Customer shall pay Terminal Owner a shortfall payment equal to a Terminal Complex weighted average Base Throughput Fee for such Month paid by Customer during that Month across the Terminal Complex, multiplied by the aggregate Monthly shortfall across the Terminal Complex (“Terminal Complex Shortfall Payment”). The dollar amount of any Terminal Complex Shortfall Payment paid by Customer shall be posted as a credit to Customer’s account and may be applied against any Excess Amounts owed by Customer for such Terminal Complex during any of the succeeding Shortfall Credit Carry-Forward Period applicable to the Terminal Complex as provided on Schedule 5.1. Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not applied by Customer during the succeeding Shortfall Credit Carry-Forward Period provided on Schedule 5.1 shall expire (e.g., a credit that accrues at a Terminal Complex in January with a three month Shortfall Credit Carry-Forward Period is available to be applied to Excess Amounts in February, March and April, and will expire at the end of April, and must be applied prior to applying any credit which accrues in February). Credits accrued at a Terminal Complex under the Original Agreement but not applied or expired as of the Effective Date hereof can be applied to any Excess Amounts in accordance with the Month the credit was accrued and will expire based on the Shortfall Credit Carry-Forward Period provided on Schedule 5.1.

(c)    Storage Services Fee. Customer shall pay a monthly storage services fee for each corresponding Terminal set forth on Schedule 5.1(c) (each a “Storage Services Fee”) to reserve, on a firm basis, the monthly storage commitment Product volumes as set forth on Schedule 5.1(c) (“Monthly Storage Commitment”). Such Storage Services Fee will be payable by Customer on a monthly basis, regardless of the actual volumes of Products stored by Terminal Owner on behalf of Customer. Terminal Owner may utilize any shell capacity not being used by Customer to provide Services at a Terminal pursuant to a Terminal Owner Third Party Contract.

5.2     Taxes. The Fees are exclusive of any and all inspection fees, sales taxes, consumer excise taxes, or any other taxes of any Governmental Authority and other charges which may be levied, assessed or due upon the Services provided by Terminal Owner, except for taxes based on or measured by Terminal Owner's income, gross receipts or net worth (collectively "Taxes"). Customer shall render payment of Taxes due and payable directly to the taxing Governmental Authority, unless such Taxes are collected and remitted to the taxing Governmental Authority by Terminal Owner, in which case, such Taxes shall be passed through to Customer, and identified as Taxes on the Monthly invoice. Customer shall provide any applicable tax exemption certificates to Terminal Owner for purposes of the collection and remittance of Taxes under this Agreement. Each Party is responsible for all Taxes in respect of its own real and personal property.

5.3     Adjustments. Each year during the Term, Terminal Owner shall upwardly adjust each of the Fees as provided in Schedule 5.3.

5.4     Invoices; Payment. Terminal Owner shall furnish Customer a Monthly invoice setting forth the total Fees and separately stating each of the Taxes payable with respect to Services performed hereunder during the preceding Month and any other amounts due, including, as applicable, any Terminal Shortfall Payments or Terminal Complex Shortfall Payments. Any credits due Customer pursuant to Section 5.1(b), Section 7.1(c) or Section 7.2 and charges for VRU Gains pursuant to Section 7.3 shall also be reflected on the invoice for the month in which the applicable credit, losses or VRU Gains occurred. Customer shall pay such invoice within 10 days of the date of receipt thereof.

5.5    Pass Through Charges. Terminal Owner may incur fee and charges from third parties relating to use of facilities other than the Terminals related to the receipt, delivery or loading of Product (“Pass Through Charges”). These Pass Through Charges may include, without limitation, (i) charges from the Port of Anchorage for use of its docks, wharfs and valve yard, and associated third party labor charges, tie-up charges, booming charges, inspector charges, pilot charges and maritime charges; (ii) fees assessed by the Port of Fairbanks for access to the Fairbanks Airport; and (iii) any rail scheduling or access charges by the Alaska Railroad Corporation. These Pass Through Charges may be passed through and charged directly to Customer for Terminals provided on Schedule 5.5.

5.6     Terminal Projects.

(a)     Terminal Projects. With respect to any Terminal, (i) Terminal Owner may propose projects to Customer which expand, modify, debottleneck or otherwise enhance the capacity of the Terminal or ability of Terminal Owner to provide Services to Customer; and (ii) Customer may request Terminal Owner to complete projects, including tank switches or other reconfigurations of the Terminals on behalf of Customer (in each case of subparts (i) and (ii), a "Terminal Project"). Terminal Projects will be identified and agreed upon by both Parties prior to the conceptual or feasibility phase of such Terminal Project. If Terminal Owner and Customer agree to undertake a Terminal Project, Customer shall reimburse Terminal Owner upon completion or termination of such

Terminal Project or, at Terminal Owner's option, and if the Parties agree, any applicable Fees will be increased, or additional fees shall be added to Schedule 5.1 or Schedule 5.1(c), as applicable, or an alternate mechanism shall be adopted to allow Terminal Owner to recover expenditures relating to the Terminal Project over time (each, a "Project Reimbursement Method"). The terms agreed upon by the Parties with respect to the applicable Terminal Project and the Project Reimbursement Method shall be memorialized in an agreement known as the "Project and Services Recovery Agreement" and shall be signed by Authorized Representatives of each Party. If a Terminal Project increases or reduces the capacity at a Terminal, the Parties shall, at the written request of either Party, execute one or more amendments, to reflect said change. Terminal Owner may execute projects which expand, modify, debottleneck or otherwise enhance the capacity of the Terminal or ability of Terminal Owner to provide Services to Customer operations for Terminal Owner’s own account, without consent from Customer.

(b)     Regulatory Projects. If, after the Effective Date, Terminal Owner incurs increased costs in operations or is required to make modifications to its Terminals in connection with new or amended Laws, such modifications known as "Regulatory Projects," Customer shall reimburse Terminal Owner, in each case, for Customer's proportionate share of such costs or, at Terminal Owner's option, and if the Parties agree, the Parties will select a Project Reimbursement Method to allow Terminal Owner to recover such costs over time. The terms agreed upon by the Parties with respect to any Regulatory Projects and the Project Reimbursement Method associated therewith shall be memorialized in a Project and Services Recovery Agreement and shall be signed by Authorized Representatives of each Party. If Regulatory Projects completed pursuant to this Section 5.6(b) increase or reduce the capacity at a Terminal, the Parties shall, at the written request of either Party, execute one or more amendments to this Agreement, to reflect said change.

5.7     Audit. Terminal Owner will retain its books and records related to the charges to Customer for Services provided hereunder for a period of at least 2 years from the date the Services are invoiced to Customer. Customer may audit such books and records at Terminal Owner's offices where such books and records are stored upon not less than 21 days' prior written notice. Any such audit will be at Customer's sole expense and will take place during Terminal Owner's business hours.

ARTICLE 6

TITLE AND CUSTODY

6.1     Title. Title to all Products delivered by Customer to Terminal Owner hereunder shall be and remain in the name of Customer and Terminal Owner acknowledges it has no title to or interest in said Products. Terminal Owner shall not create, incur or suffer to exist any pledge, security interest, lien, levy, or other encumbrance of or upon any such Products and will make all payments when due, the nonpayment of which might result in the imposition of such lien or levy on the Products; provided, however, that Terminal Owner shall not be required to make any payments on behalf of Customer. If any such lien or levy does attach to the Products, Terminal Owner shall promptly make all payments or, at its option, take such other action necessary or prudent in its discretion to obtain the release and discharge of same.

6.2     Custody.

(a)Custody of Receipts. Custody of all Products received by Terminal Owner at the Terminal via (i) truck or rail shall pass to Terminal Owner when such Products pass the last permanent flange connection between the delivering truck's or railcar's unloading assembly and the receiving pipeline at the Terminal; (ii) a connecting pipeline shall pass to Terminal Owner when such Products pass the flange connection between the delivering pipeline and the intake manifold of the Terminal; and (iii) marine vessel shall pass to Terminal Owner as such Products pass the off-loading arm flange connection between the marine vessel and the Terminal's receiving hose, dock connection or pipeline.

(b)     Custody of Redeliveries. Custody of all Products redelivered to Customer or its customers from the Terminal via: (i) truck or rail shall pass back to Customer or its customer, as applicable, when such Products pass the connection between the Terminal's loading arm and the receiving truck or railcar; (ii) a connecting pipeline shall pass back to Customer or its customer when such Products pass the discharge flange connection at the demarcation point between the discharge manifold of the Terminal and the receiving pipeline and (iii) marine vessel shall pass back to Customer or its customer when such Products pass the connection between the Terminal's discharge hose, dock connection or pipeline and the marine vessel's loading arm.

6.3     Tank Heels. All Tank Heels shall be allocated among storage users on a pro rata basis. Tank Heels cannot be withdrawn from any tank without prior approval of Terminal Owner. A portion of Customer's Product inventory at the Terminals identified as allocated to Tank Heels shall not be available for delivery and Customer shall be responsible for providing all Tank Heels required for operation of such tanks.

ARTICLE 7

PRODUCT LOSSES, GAINS AND DOWNGRADES

7.1     Ordinary Handling Losses.

(a) Evaporation, Clingage, Shrinkage and Line Losses. Terminal Owner anticipates that in the normal course of its handling, storage and transport, as applicable, of Customer's Products, there will be evaporation, clingage, shrinkage, and line losses ("Ordinary Handling Losses"). As such, Customer acknowledges that the quantity of Products it delivers to the Terminals may differ from the amount actually redelivered by Terminal Owner from the Terminals.

(b) Customer Responsibility. Customer shall be responsible, and Terminal Owner may make adjustments, for such quantity differences to reflect Ordinary Handling Losses of Customer's Products up to 0.25% of the total volume of Customer's Products redelivered by Terminal Owner each Month.

(c)     Terminal Owner Responsibility. Subject to Section 7.2, Section 7.5 and Customer's reasonable confirmation of Terminal Owner's probable responsibility following a duly conducted investigation of the Ordinary Handling Losses, Terminal Owner shall be responsible for quantity differences to reflect Ordinary Handling Losses of Customer's Products in excess of 0.25% of the volume of Customer's Products redelivered by Terminal Owner across all of the Terminals each Month. Any such Ordinary Handling Losses shall be settled and reflected as a credit to Customer on the invoice for such Month in an amount equal to the Gallons of Ordinary Handling Losses in excess of 0.25% of the volume of Customer's Products redelivered by Terminal Owner each Month multiplied by the appropriate market-based pricing formula set forth on Schedule 7.1 (each, a "Market Price Formula”). This Section 7.l (c) sets forth Customer's sole and exclusive remedy for Ordinary Handling Losses.

7 .2     Extraordinary Losses and Downgrades. Excluding losses of Products which are Ordinary Handling Losses subject to Section 7.1, Terminal Owner shall be responsible for downgraded, damaged, lost, or destroyed Products (each, a "Product Incident") that exceed one-hundred (100) Barrels per Product Incident, but only to the extent such Product Incident is caused by the negligence, gross negligence or willful misconduct of Terminal Owner in the performance of its obligations under this Agreement (the "Extraordinary Losses"). Any such Extraordinary Losses shall be promptly self-reported in writing by Terminal Owner to Customer and thereafter settled and reflected as a credit to Customer on the invoice for such Month in an amount equal to, as applicable, (a) the decrease in value of the downgraded Product, or (b) the Gallons of Extraordinary Losses multiplied by the appropriate Market Price Formula for the Terminal in question as agreed to by the Parties. Terminal Owner shall account for the volume of Product downgraded or lost, and Customer's inventory of Products and interface shall be appropriately adjusted. This Section 7.2 sets forth Customer's sole and exclusive remedy for Extraordinary Losses.

7.3     Gains.

(a)     Vapor Recovery Unit Gains. Each Month, Terminal Owner shall calculate the Gallons of gains in Customer's Products resulting from use of vapor recovery units at each Terminal in accordance with the formula set forth on Schedule 7.3(a) (the "VRU Gains"). Customer shall retain any such VRU Gains for each Month in its inventory; provided, that, Terminal Owner's invoice to Customer for such Month shall include a charge for such VRU Gains in an amount equal to the Gallons of VRU Gains multiplied by the appropriate Market Price Formula for the Terminal in question as agreed to by the Parties.

(b)     Other Gains. Excluding VRU Gains, all gains of Customer's Products by Terminal Owner each Month at a Terminal shall belong to Customer.

7.4     Loss and Gain Reconciliation. Terminal Owner shall reconcile the balance of Customer's Product gains and losses, including VRU Gains, Ordinary Handling Losses and Extraordinary Losses, at the end of each Month and adjust Customer's inventory based on such reconciliation. The Product gain or loss shall be prorated by the total volume Customer throughputs at each Terminal versus the total volume of Products throughput at such Terminal during such Month.

7.5     Transmix. Interface volume ("Transmix") received shall be allocated among Customer and other customers receiving Products generating such Transmix in the same shipment or stored in commingled storage in proportion to each customer's volume of Products in such shipment or storage. Customer shall remove its Transmix upon notice from Terminal Owner and shall be subject to additional Transmix handling fees upon its removal. If Transmix is not removed within 15 days after notification (such time period to be extended to the extent of any delay of hindrance by Terminal Owner, its agents or contractors for any reason), Terminal Owner shall have the right to sell such Transmix at market rates and return any proceeds to Customer, less applicable Transmix handling fees in effect at the time of such sale.

ARTICLE 8

PRODUCT QUALITY

8.1    Quality. Customer shall not deliver, or cause to be delivered, any Non-Conforming Product into storage in any Terminal. In the event the Parties disagree as to the existence or extent of a failure of Product received from or redelivered to Customer to meet Product specifications provided by the applicable connecting pipeline operator and the specifications for such Products as determined by applicable Law, samples shall be taken and referred to an independent inspection laboratory or Customer’s Research and Analytical Development laboratory, as is mutually agreeable to both Parties for analysis and any necessary investigation. The inspector’s fee for services rendered and all other expenses incurred by either Party in connection with such inspection and investigation shall be borne equally by Terminal Owner and Customer.
8.2    Environmental Fuels Requirements; Oversight Programs. The Parties shall establish an oversight program in compliance with applicable Laws which program, at a minimum shall allow the applicable Party to satisfy an affirmative defense to presumptive liability under the RVP program, the gasoline sulfur program, the ultra-low sulfur diesel fuel program, the RFG program, or the gasoline ethanol blend requirements for Products which are subject to such programs. Gasoline-ethanol blend oversight shall include regular checks to reconcile volumes of ethanol and gasoline in inventory and regular checks of equipment for proper ethanol blend rates. To the extent Terminal Owner provides Services involving RFG or RBOB, it shall conduct, or cause to be conducted, periodic sampling of representative RFG or RBOB for oxygen, benzene, RVP or volatile organic compound emission performance. Each Party and its Affiliates shall be entitled to utilize any of the information obtained from such oversight program as if it were such Party’s own information. To the extent practicable by Terminal Owner in providing Services involving different levels of RVP Product during the summer RVP season, and not including any non-destination specific loadings, Terminal Owner shall reasonably cooperate with Customer to maintain Customer’s program to ensure that a recipient of Product for a specified low RVP destination is locked out from access to non-conforming high RVP Product. To the extent practicable by Terminal Owner in providing Services involving both RFG and conventional at a Terminal, and not including any non-destination specific loadings, Terminal Owner shall reasonably cooperate with Customer to maintain Customer’s program to ensure that a recipient obtaining Product for a specified RFG destination shall be locked out from access to conventional gasoline. The Parties shall retain copies of all PTDs and all oversight program results as required by applicable Law. Customer shall be responsible for procuring, at its sole expense, any third-party (excluding, for the avoidance of doubt, Customer’s refining organization) sampling and testing services pursuant to this Section 8.2.

8.3    Non-Conforming Products. Customer shall be liable for all reasonable costs and losses of Terminal Owner in curing, removing, or recovering any Non-Conforming Products, except to the extent that such non-conformity is due to the negligence or willful misconduct of Terminal Owner (in which event, the provisions of Section 7.2 shall govern Terminal Owner's liability with respect to such costs and losses). Terminal Owner, with the advance written consent of Customer (such consent not to be unreasonably withheld, conditioned or delayed), may attempt to blend the Non-Conforming Products, remove and dispose of the Non-Conforming Products or, if necessary, recover any Non-Conforming Products from Terminals and, except to the extent that such non-conformity is due to the negligence or willful misconduct of Terminal Owner, Customer shall reimburse Terminal Owner for all reasonable costs associated therewith. Except to the extent that a nonconformity is due to the negligence or willful misconduct of Terminal Owner, if Customer's Non-Conforming Products cause any contamination, dilution or other damages to Terminal Owner or to the Products of other customers of Terminal Owner, Customer agrees to indemnify, defend and hold Terminal Owner harmless from and against any Claims pursuant to the indemnity obligations and limitations set forth in Article 10. Notwithstanding anything to the contrary herein, any cure, removal or recovery of Non-Conforming Products shall be performed in conformance with Law.

ARTICLE 9

ENVIRONMENTAL

9.1     Environmental Pollution. Customer shall comply with all requirements of Law, and shall not subject Terminal Owner to any liability, obligations, claims, judgments, penalties, fines, costs or expenses, in either case arising out of or relating to air, surface or subsurface soil, or water pollution.

9.2     Spill Response. Except for breaches of Customer's covenant set forth in Section 9.1, in the event of any Product spills or other environmental releases or discharges from a Terminal or arising from the operations of a Terminal, cleanup and any resulting liability for such spills or discharges shall be the sole responsibility of Terminal Owner. In the event of any Product spills or other environmental releases or discharges caused by Customer or its customer or carrier, Terminal Owner may, and Customer hereby authorizes Terminal Owner to, commence containment, clean-up and disposal operations as deemed appropriate or necessary by Terminal Owner or as required by any Governmental Authorities. The Parties shall cooperate for the purpose of obtaining reimbursement if a third Person is legally responsible for costs or expenses associated with any Product spills initially borne by Terminal Owner or Customer.

9.3     Emergency Notification. Both Parties shall undertake to notify the other as soon as reasonably practical, but in no event more than 24 hours, after becoming aware of any accident, spill or incident involving the other Party's employees, agents, contractors, subcontractors or their equipment, or Customer's Products at a Terminal and to provide reasonable assistance in investigating the circumstances of the accident, spill or incident. Notices required by this Section 9.3 shall be delivered in person, by telephone or by email. When an accident, spill or incident involving Customer's Products requires a report to be submitted to a Governmental Authority, this notification shall be made as soon as reasonably practical in compliance with applicable Law, and a copy of the required report shall be delivered to Customer.

ARTICLE 10

INDEMNITY

10.1     Indemnification by Customer. Customer will protect, defend, indemnify and hold Terminal Owner harmless from and against any and all claims, demands, causes of action, liabilities, losses, reasonable attorneys' fees or costs (collectively, the "Claims") arising out of, resulting from, incident to, or in connection with (a) Customer's breach of this Agreement; or (b) the acts or omissions of Customer or Terminal Owner, their respective employees, agents or subcontractors, or Customer's third party authorized carriers or customers, except to the extent such Claims are caused by the negligent or intentional acts or omissions of Terminal Owner, its employees, agents or subcontractors.

10.2     Indemnification by Terminal Owner. Terminal Owner shall protect, defend, indemnify and hold Customer harmless from and against any and all Claims arising out of, resulting from, incident to, or in connection with (a) Terminal Owner's breach of this Agreement; or (b) the negligent or intentional acts or omissions of Terminal Owner, its employees, agents or subcontractors.

10.3     Survival. Any indemnification granted in this Article 10 shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

10.4     Consequential Damages. In no event will either Party be liable to the other Party for special, indirect, consequential (including loss of profits), or punitive damages resulting from or arising out of this Agreement, regardless of cause.

10.5     Limitation of Liability. Notwithstanding anything to the contrary herein, each Party shall be discharged from any and all liability with respect to Services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced with respect to such Services or Claims within 2 years after the applicable cause of action arises.

ARTICLE 11

INSURANCE

11.1     Insurance. Insurance for Customer's Products, if any, that may be desired by Customer shall be carried by Customer at Customer's expense. Should Customer elect to carry insurance, then without prejudice to Customer's rights to directly assert self-insured claims for losses, each policy of insurance shall be endorsed to provide a waiver of subrogation rights against Terminal Owner and its Affiliates to the extent of the liabilities and obligations assumed by Customer under this Agreement.

ARTICLE 12

FORCE MAJEURE

12.1     Force Majeure. As soon as possible upon the occurrence of a Force Majeure event, a Party affected by such Force Majeure event shall provide the other Party written notice of the occurrence of such Force Majeure event. Subject to Section 4.3(a), each Party's obligations (other than an obligation to pay any amounts due to the other Party which shall not be suspended under this Section 12.1) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Terminal Owner from performing its obligations under this Agreement.

12.2     Obligation to Remedy Force Majeure Events. A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.

12.3     Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

12.4     Action in Emergencies. Terminal Owner may temporarily suspend performance of the Services to prevent injuries to Persons, damage to property or harm to the environment.

ARTICLE 13

TERMINATION; NON-EXCLUSIVE REMEDIES

13.1     Default; Right to Terminate.

(a)     Default. If either Party defaults in the prompt performance and observance of any of the terms and conditions of this Agreement, and if such default continues for 15 days or more after written notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon delivery of written notice to the defaulting Party.

(b)     Effect of Default. In the event of a default by Customer, the amounts accrued with respect to this Agreement shall, at the option of Terminal Owner, become immediately due and payable. In the event of default by Terminal Owner under this Agreement, Customer shall have the right, at its option, to terminate this Agreement, provided that Customer shall have paid Terminal Owner amounts that have accrued under the Agreement to the date of such termination.

13.2     Termination Following a Force Majeure Event. If a Force Majeure event prevents Terminal Owner or Customer from performing its respective obligations at one or more Terminals for a period of more than 12 consecutive Months, this Agreement as to the Terminals so affected may be terminated by either Party and any time after the expiration of such 12 Month period upon at least 30 days' written notice to the other Party.

13.3     Non-Exclusive Remedies. Except as otherwise provided in this Agreement, the remedies of Terminal Owner and Customer provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Terminal Owner or Customer at law or in equity.

ARTICLE 14

MISCELLANEOUS

14.1     Notice. Except as otherwise indicated herein and until otherwise specified, all notices will be addressed to the Parties for the respective Terminal at the respective addresses identified on Schedule 14.1, or to such other address or to such other Person as a Party will have last designated by notice to the other Party identified on Schedule 14.1 for the respective Terminal. Any notice required or permitted hereunder shall be deemed given (a) 3 days after being deposited in the U.S. Mail as registered or certified mail, return receipt requested, postage prepaid, and (b) when received if delivered by recognized commercial courier or next business day delivery and addressed to the Party to whom the notice is being given at the address set forth in Schedule 14.1 for such Party.

14.2    No Demise. Nothing in this Agreement shall be construed as creating a demise of the applicable Blending Equipment or Terminals to Customer or as vesting Customer with any control over the physical operation of the Blending Equipment or Terminals. The Blending Equipment, Terminals and personnel will operate under the control and direction of the Terminal Owner.

14.3     Confidentiality. The Parties understand and agree that the Minimum Terminal Volume Commitments and Fees are confidential as between the Parties. Each Party agrees not to disclose such confidential information to any third Person. Each Party may disclose confidential information to its advisors, consultants or representatives (provided that such Persons agree to maintain the confidentiality thereof) or when compelled to do so by Law (but the disclosing Party must notify the other Party promptly of any such request for confidential information before disclosing it, if practicable, so that the other Party may seek a protective order or other appropriate remedy or waive compliance with this Section 14.3). In the event that the non-disclosing Party does not obtain a protective order or other remedy or does not waive compliance with this Section 14.3, the disclosing Party shall disclose only that portion of the confidential information to which the compelling Person or Governmental Authority is legally entitled.

14.4     Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule 14.4; provided that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and to avoid irreparable injury or to preserve the status quo ante.

14.5     Partnership Change in Control. Terminal Owner shall provide Customer with written notice of a Partnership Change in Control at least 60 days prior to the effective date thereof. Within 180 days following receipt of such notice, Customer may elect to terminate this Agreement, effective earlier than the effective date of such Partnership Change in Control.

14.6    Assignment. This Agreement shall be binding upon and shall inure to the benefit of Terminal Owner and Customer and their respective successors and permitted assigns; provided, however, that neither Party shall assign its rights or delegate its obligations under this Agreement, in whole or in part, without prior written consent of the other Party, except:

(a)     by Customer in connection with a sale by Customer or its Affiliates of one or more of its refineries associated with a Terminal, so long as the assignee (i) agrees to assume all of Customer's obligations hereunder with respect to the associated Terminal; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Terminal Owner in its sole reasonable judgment;

(b)     by Terminal Owner in connection with a sale by Terminal Owner or its Affiliates of one or more Terminals, so long as the assignee (i) agrees to assume all of Terminal Owner's obligations hereunder with respect to the divested Terminal; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its sole reasonable judgment; and (iii) is not a competitor of Customer; and

(c)     Terminal Owner may make collateral assignments of this Agreement to secure working capital or other financing.

If either Customer or Terminal Owner assigns its rights or delegates its obligations as permitted under this Agreement relating to a specific Terminal, then (i) the applicable Minimum Terminal Volume Commitment or Monthly Storage Commitment shall be accordingly reduced or eliminated, and both Parties' respective obligations shall continue with respect to the remaining Terminals and Minimum Terminal Volume Commitments or Monthly Storage Commitments (as adjusted); (ii) the rights and obligations relating to the affected Terminal shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigning Party's obligations relating to the affected Terminal. Any assignment that is not undertaken in accordance with the provisions set forth in this Section 14.6 shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

14.7     Amendments. This Agreement shall not be modified, in whole or in part, except by a written amendment signed by both Parties.

14.8     No Third Party Rights. Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person, including Customer customers, other than the Parties and their respective successors and permitted assigns.

14.9     Compliance with Laws. This Agreement shall be subject to, and the Parties shall comply with, all valid and applicable Laws, including environmental and product quality Laws applicable to fuels.

14.10    Waiver. No waiver by either Party of any default of the other Party shall operate as a waiver of any further or future default, whether of like or different character.

14.11    Governing Law. This Agreement, and any dispute arising hereunder, shall be governed by the Laws of the State of New York without regard to the conflict of laws provisions thereof to the extent such rules or principles would require or permit the application of the Laws of any other jurisdiction.

14.12    Terms Severable. Any invalid or unenforceable provision shall adjusted rather than severed, if possible, to achieve the intent of the Parties under this Agreement and, in any event, the balance of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

14.13    Schedules. The Schedules identified in this Agreement are hereby incorporated into this Agreement and shall constitute a part of this Agreement. If there is any conflict between this Agreement and any Schedule, the provisions of the Schedule shall control.

14.14    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and no oral promises, agreement or warranties affecting it and no prior or subsequent agreement adding to, altering or waiving any term, condition or provision hereof shall be valid and enforceable unless in writing and similarly executed. If there is any conflict between the Original Agreement and this Agreement, the provisions of this Agreement shall control.

14.15    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

14.16    Headings. Headings of sections of this Agreement are provided for reference purposes only, are in no manner intended to be a part of the terms of this Agreement and shall not affect the meaning or interpretation hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

As to the following Terminals:

Albuquerque
Bloomfield
El Paso

Customer:		Terminal Owner:

Western Refining Company L.P.		Western Refining Terminals LLC
By: Western Refining GP, LLC

By:	/s/ Brian K. Partee	By:	/s/ Laurie A. Wilkins

Name:	Brian K. Partee	Name:	Laurie A. Wilkins

Title:	Vice President	Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

As to the following Terminal:

Gallup

Customer:		Terminal Owner:

Western Refining Southwest, Inc.		Western Refining Terminals LLC

By:	/s/ Brian K. Partee	By:	/s/ Laurie A. Wilkins

Name:	Brian K. Partee	Name:	Laurie A. Wilkins

Title:	Vice President	Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

As to the following Terminal:

St. Paul Park

Customer:		Terminal Owner:

St. Paul Park Refining Co., LLC		Western Refining Terminals LLC

By:	/s/ Brian K. Partee	By:	/s/ Laurie A. Wilkins

Name:	Brian K. Partee	Name:	Laurie A. Wilkins

Title:	Vice President	Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

As to the following Terminals:

Anacortes
Boise
Burley
Carson
Colton
Hynes
Mandan
Pasco
Pocatello
Salt Lake City
San Diego
Stockton
Vancouver
Vinvale
Wilmington

Customer:		Terminal Owner:

Tesoro Refining & Marketing Company LLC		Tesoro Logistics Operations LLC

By:	/s/ Brian K. Partee	By:	/s/ Laurie A. Wilkins

Name:	Brian K. Partee	Name:	Laurie A. Wilkins

Title:	Vice President	Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

As to the following Terminals:

Anchorage Ocean Dock
Nikiski
Fairbanks
Anchorage T2

Customer:		Terminal Owner:

Tesoro Alaska Company LLC		Tesoro Logistics Operations LLC

By:	/s/ Brian K. Partee	By:	/s/ Laurie A. Wilkins

Name:	Brian K. Partee	Name:	Laurie A. Wilkins

Title:	Vice President	Title:	Vice President

Tesoro Alaska Terminals LLC

		By:	/s/ Laurie A. Wilkins

		Name:	Laurie A. Wilkins

		Title:	Vice President

Schedule 1.1 - Definitions

"Affiliates" means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the referenced Person.

"Agreement" has the meaning set forth in the Preamble.

"Authorized Representative" means employees of either Party with the title of Director, or higher, unless otherwise delegated by a Director or Officer of the Party.

“Average Daily Third Party Terminal Facility Utilization” has the meaning set forth in
Schedule 5.1(c).

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each at 60 degrees Fahrenheit under one atmosphere of pressure.

"Base Throughput Fee" has the meaning set forth in Section 5.l(a).

"Blending Equipment" has the meaning set forth in Section 3.6(a).

"Claims" has the meaning set forth in Section 10.1.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Customer" has the meaning set forth in the Preamble.

"Customer Force Majeure" has the meaning set forth in Section 4.3(a).

"Customer Third Party Contract" has the meaning set forth in Section 3.13.

“Dispute” has the meaning set forth in Schedule 14.4.

"Effective Date” means November 1, 2020.

“Excess Amounts” means, for any Month, the volumes throughput by Customer greater than the Minimum Terminal Volume Commitment, multiplied by the Terminal’s Base Throughput Fee paid by Customer during such Month, or for a Terminal Complex, the aggregate volumes throughput by Customer in excess of the Minimum Terminal Volume Commitment for a Terminal Complex, multiplied by the Terminal Complex weighted average Base Throughput Fee paid by Customer during such Month.

“Extension Period” has the meaning set forth in Section 2.1.

"Extraordinary Losses" has the meaning set forth in Section 7.2.

"Fees" has the meaning set forth in Section 5.1.

"Force Majeure" means acts of God, strikes, lockouts, work stoppages or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, fires, arrests, and restraints of governments, rules and people, civil and criminal disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for making emergency repairs to or alterations of machinery or lines of pipe, freezing of lines or pipe, partial or entire failure of production facilities or equipment, refineries, treating plants, processing plants, storage facilities, transportation facilities or separation facilities, Laws, curtailment of, or other inability to obtain equipment, supplies, materials or services or electric power used in making or receiving deliveries hereunder and other causes, whether of the kind enumerated or otherwise, not within the reasonable control of the Party claiming such suspension, all of which by the exercise of reasonable diligence such Party is or was unable to prevent or overcome; provided, however, that a planned outage, turnaround or suspension of operations at a Customer-owned refinery shall not constitute a "Force Majeure" hereunder.

"Gallon" means a volume of 231 cubic inches.

"Governmental Authority" means any government, any governmental administration, agency, instrumentality or other political subdivision thereof, any court, commission or other governmental authority or any arbitral body, in each case, of competent jurisdiction.

“Initial Term” has the meaning set forth in Section 2.1.

"Law" means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes and ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the Effective Date or thereafter and, in each case, as amended.

"Market Price Formula" has the meaning set forth in Section 7.1.

“Dispute” has the meaning set forth in Schedule 14.4.

"Minimum Terminal Volume Commitment" has the meaning set forth in Section 4.l(a).

"Month" or "Monthly" means a calendar month commencing at 0000 hours on the first day thereof and running until, but not including, 0000 hours on the first day of the following calendar month, according to local time in Findlay, Ohio.

“Monthly Storage Commitment” has the meaning set forth in Section 5.1(c).

"Non-Conforming Product" means any Product that fails to meet: (i) the specifications established by the applicable connecting pipeline operator for pipeline transportation of such Product to or from the Terminal or (ii) the specifications established by applicable Law for such Product.

“Notice Period” has the meaning set forth in Section 3.16(a).

"Ordinary Handling Losses" has the meaning set forth in Section 7.1(a).

"Original Agreement" has the meaning set forth in the Recitals.

"Partnership Change in Control" means (i) Marathon Petroleum Corporation ceases to Control the general partner of MPLX LP by virtue of any Affiliate of Marathon Petroleum Corporation being removed as the general partner of MPLX LP under the terms of the limited partnership agreement of MPLX LP and (ii) any spin-off, sale, dividend, distribution or other transfer (whether direct, indirect, by operation of law or otherwise) of all or substantially all of the refining business of Marathon Petroleum Corporation or any of its Affiliates; provided, however, that notwithstanding the foregoing, an initial public offering of any interest in MPLX GP LLC ( or any interest in any Person into which interests of MPLX GP LLC are converted or exchanged) shall not constitute a Partnership Change in Control.

"Party" and "Parties" means each of Customer and Terminal Owner.

“Pass Through Charges” has the meaning set forth in Section 5.5.

"Person" means an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

"Product" means any of the commodities identified in Schedule 1.1(A).

"Product Incident" has the meaning set forth in Section 7.2.

"Project Reimbursement Method" has the meaning set forth in Section 5.6(a).

"Project and Services Recovery Agreement" has the meaning set forth in Section 5.6(a).

"PTD" has the meaning set forth in Section 3.4(c).

"Regulatory Project" has the meaning set forth in Section 5.6(b).

"Removal Deadline" has the meaning set forth in Section 2.2(a).

"Services" has the meaning set forth in Section 3.1(a).

“Storage Services Fee” has the meaning set forth in Section 5.1(c).

“Suspension Notice” has the meaning set forth in Section 3.16(a).

"Tank Heels" means the minimum quantity of Product which either (a) must remain in a tank during all periods when the thank is available for services to keep the tank in regulatory compliance or (b) is necessary for physical operation of the tank.

"TAS" has the meaning set forth in Section 3.7.

"Taxes" has the meaning set forth in Section 5.2.

“Term” has the meaning set forth in Section 2.1.

"Terminal" means a Terminal Owner’s respective terminal, as identified on Schedule I. For the avoidance of doubt, “Terminal” shall mean the applicable Terminal as applicable to the respective Terminal Owner and Customer identified on Schedule I.

"Terminal Complex" means the Terminal groupings specified in Schedule 5.1.

“Terminal Complex Shortfall Payment” has the meaning set forth in Section 5.1(b)(ii).

"Terminal Owner" has the meaning set forth in the Preamble.

“Terminal Owner Third Party Contract” has the meaning set forth in Section 3.14.

"Terminal Project" has the meaning set forth in Section 5.6(a).

“Terminal Shortfall Payment” has the meaning set forth in Section 5.1(b)(i).

“Third Party Credit” has the meaning set forth in Schedule 5.1(c).

"Transmix" has the meaning set forth in Section 7.5.

"VRU Gains" has the meaning set forth in Section 7.3(a).